Exhibit 99

MemberWorks Announces Civil Complaint Filed by Florida Attorney
General and Accelerates First Quarter Earnings Release

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 24, 2003--MemberWorks Incorporated (Nasdaq: MBRS), a leading provider of consumer and membership services through affinity marketing and on-line channels, announced today that the Florida Attorney General's Office has filed a civil complaint against the Company based upon concerns that some of its past marketing practices may have violated law. The Company believes that any legitimate concerns have previously been fully addressed, including our implementation of industry-leading Best Marketing Practices and voluntary agreements incorporating those practices, such as the nationwide assurance agreement that the Company entered into with the State of Nebraska in 2001. The Company believes that the allegations of the complaint are unfounded and the Company intends to vigorously defend its interests in this matter. The Company further believes that the potential liability represented by the lawsuit and the final resolution of this matter will not be material to the Company.
    The Company also announced that it will accelerate its fiscal 2004 first quarter earnings release to Monday, October 27, 2003, prior to the market opening. MemberWorks management will host a conference call on Monday, October 27, 2003 at 10:00 a.m. EST to discuss the first quarter results. To listen to the conference call, please dial (800) 369-2164 five to ten minutes before the scheduled start time. Callers will need to enter pass code "MBRS". The conference call will also be available live on the investor relations page of the Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after the completion of the call and remain available until November 13, 2003. To listen to the audio replay, please call (800) 570-8802. A webcast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until November 13, 2003.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, fashion and personal security. At June 30, 2003, 6.3 million retail members were enrolled in MemberWorks programs, gaining convenient access to significant savings at thousands of service providers and merchants. MemberWorks is the trusted marketing partner of leading consumer-driven organizations, and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
              OR
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-217-6324